Exhibit 99.1

Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@therespowerinone.com	sbell@therespowerinone.com

News Release
March 12, 2010

First National Corporation Announces $0.14 Per Common Share Dividend Payment

Strasburg, Virginia (March 12, 2010) – The Board of Directors of First National Corporation (OTCBB: FXNC) declared a regular quarterly dividend on February 3, 2010 of $0.14 per common share.  The dividend was paid on March 12, 2010 to common shareholders of record as of February 26, 2010.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank currently offers loan, deposit, trust and investment products and services from 12 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2008, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.